EXHIBIT 5.1

November 25, 2014

Proteon Therapeutics, Inc.
200 West Street
Waltham, MA 02451

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Proteon Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on or about November 25, 2014 (the “Registration Statement”).

The Registration Statement covers the registration of an aggregate of 1,947,141 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share, that are subject to issuance by the Company pursuant to the Company’s 2014 Equity Incentive Plan, 2014 Employee Stock Purchase Plan and Amended and Restated 2006 Equity Incentive Plan (each, a “Plan”, and collectively, the “Plans”).

We have reviewed the corporate proceedings of the Company with respect to the authorization of the Plans and the issuance of the Shares thereunder. We have also examined and relied upon originals or copies of such agreements, instruments, corporate records, certificates, and other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have relied entirely upon certificates of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certificates.

We further assume that all Shares issued pursuant to awards granted or to be granted pursuant to the Plans will be issued in accordance with the terms of the Plans and that the purchase price of the Shares will be greater than or equal to the par value per share of the Shares.

This opinion is limited solely to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.  In rendering the opinions set forth above, we are opining only as to the specific legal issues expressly set forth therein, and no opinion shall be inferred as to any other matter or matters.

Very truly yours,

/s/ Morgan, Lewis & Bockius

MORGAN, LEWIS & BOCKIUS LLP